[logo]

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX POSTS DOUBLE-DIGIT GROWTH IN OPERATING INCOME
IN FOURTH QUARTER OF FISCAL 2006

Company Reports on Progress in Executing
Focused Diversity Growth Strategy

SALEM, NH – August 30, 2006 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the fourth quarter and fiscal year ended June 30, 2006.

▪

Revenue for the fourth quarter of fiscal 2006 was $153.4 million, up 2.3% from $149.9 million in the fourth quarter of fiscal 2005.  For fiscal 2006, Standex reported a 5.4% increase in revenues to $589.9 million from $559.5 million for fiscal 2005.

▪

Operating income for the fourth quarter of fiscal 2006 was $10.8 million, an increase of 22.9% from $8.7 million in the fourth quarter of fiscal 2005.   For fiscal 2006, Standex reported an 8.2% increase in operating income to $38.8 million from $35.8 million in fiscal 2005.

▪

Net income from continuing operations for the fourth quarter of fiscal 2006 grew 24.4% to $5.9 million, or $0.47 per diluted share, from $4.7 million, or $0.38 per diluted share, for the fourth quarter of fiscal 2005.  Income from continuing operations for fiscal 2006 increased 2.2% to $20.9 million, or $1.67 per diluted share, from $20.5 million, or $1.65 per diluted share, in fiscal 2005.

▪

Net income for the fourth quarter of fiscal 2006 increased 10.8% to $6.8 million, or $0.55 per diluted share, from $6.2 million, or $0.50 per share, in the fourth quarter of fiscal 2005. For fiscal 2006, net income decreased by 2.1% to $23.1 million, or $1.85 per diluted share, from $23.6 million, or $1.91 per diluted share, for fiscal 2005.

▪

Net working capital (defined as accounts receivable plus inventories less accounts payable) decreased to $128.3 million at June 30, 2006 from $133.6 million at March 31, 2006.  Working capital turns decreased to 5.4 times for the fourth quarter of fiscal 2006, from 5.7 times for the year-earlier quarter.

▪

Net debt (defined as short-term debt plus long-term debt less cash) decreased to $85.0 million at June 30, 2006 from $101.0 million at March 31, 2006.  The company’s balance sheet leverage ratio of net debt to total capital decreased to 29.8% at June 30, 2006 from 34.6% at March 31, 2006.

Comments on the Fourth Quarter

“Standex delivered another quarter of solid top- and bottom-line growth in the fourth quarter,” said Roger Fix, Standex president and chief executive officer.   “Four of our five operating groups reported a year-over-year increase in sales and our Engraving Products Group and Air Distribution Products Group delivered double-digit and triple-digit gains in operating income, respectively.  We were particularly pleased with the 24.4% increase in income from continuing operations in the fourth quarter versus the prior year.  After the close of the quarter, we achieved a significant milestone in our Focused Diversity strategy by completing the divestiture of our Consumer Products Group businesses.”

“We made good progress during the fourth quarter with our low-cost manufacturing initiative in Mexico and our manufacturing and sourcing initiatives in China,” said Fix.  “We currently have three operations running in Nogales.  The walk-in coolers and freezers business we acquired from Kool Star and the fluid dispensing and circulating systems completed their ramp up of production to pre-relocation levels during the fourth quarter.  In addition, manufacturing of ADP products continues to ramp up.  We are enthusiastic about this operation’s potential to enhance margins as well as create opportunities for sales growth in the west coast and southwest portions of the U.S. and in Mexico.1”

“We made significant progress in implementing our initiatives in China,” said Fix.  “During the fourth quarter, we brought two new plants online in China.  We opened a new 35,000 square foot facility in Tianjin that now houses our sourcing office as well as electronics assembly and small hydraulics repair and service operations.  Production and shipment of electronic assemblies from this plant has already begun.  The second new facility opened during the fourth quarter was our Engraving Group plant in Shanghai, which will support OEM automotive customers in that area.  In addition, we continued to increase the level of low cost sourcing activity as we expanded the number of divisions actively involved in this sourcing initiative.”

Fourth-Quarter Segment Information:

The growth of Standex’s hydraulics business as a percentage of operating income has necessitated that the Company break out this business as a separate reportable segment.  This segment will be reported as the Hydraulics Products Group.  As a result, the Company now reports five operating segments as described below:

▪

The Engraving Group grew revenues by 27% year-over-year, driven by strong demand for the Company’s mold texturization, roll and plate engraving and embossing equipment services both in North America and internationally.  Automotive customers continue to seek texturizing solutions as they revamp existing models and introduce new models in a soft auto demand environment.  The Engraving Group also is seeing increased demand from non-automotive customers.  The Innovent acquisition was responsible for 41% of the group’s sales growth in the fourth quarter.  Operating income increased by 66% year-over-year as the result of sales volume leverage, productivity enhancements and the Innovent acquisition.

▪

The Engineered Products Group grew revenues by 8% year-over-year due to continued strong performance by the energy side of the Spincraft business.  Operating income grew by 4% for the group in the quarter as profitability in the Electronics business impacted profits for this group.  In the Electronics business we have initiated activities to close and consolidate facilities in North America and transfer production to the new assembly operation and third party sources in China.  This transition from North America production to China for the Electronics business will continue throughout all of fiscal 2007.

▪

The Hydraulics Products Group grew revenues by 10% year-over-year due to strong demand for telescopic cylinders in North America.  Operating income was flat as a result of expenses incurred in the current quarter to intensify our sales and marketing efforts for new products being introduced in the Chinese and European markets.

▪

Air Distribution Products Group (“ADP”) sales increased by 2% year-over-year as the group continued to perform well amid a soft housing start market.  Operating income for the segment increased more than five-fold, driven primarily by more favorable metal prices compared with last year.  In addition, the Group’s focus on operational improvements and lean manufacturing contributed to the significant increase in operating income.

▪

Food Service Equipment Group sales declined by 8% year-over-year.  The year-over-year comparison was challenged by two significant rollouts that took place in the fourth quarter of 2005.  Additionally, during the quarter, one of the Company’s key customers scaled back plans to open new stores due to an acquisition.  Operating income decreased by 13% year-over-year as a result of lower sales leverage, dilution from the low-cost manufacturing initiative in Mexico, and material cost increases for the Group’s refrigerated cabinets and walk-in coolers and freezers.  The Group initiated price increases during the quarter in order to offset higher costs.

Business Outlook

“We have made great strides in executing our Focused Diversity strategy,” said Fix.  “We achieved a major milestone in the implementation of that strategy with the divestiture of the Consumer Group.  The composition of our current operating groups gives us the opportunity to fully allocate Standex’s management attention and capital resources to those businesses that provide us with the greatest prospects for profitable growth.”

“We are now well positioned to grow organically by leveraging the combined strengths of our businesses to better penetrate our current markets and to seize opportunities to enter new markets and geographic areas,1” said Fix.  “We also have a stronger balance sheet, enabling us to pursue strategic acquisitions that are synergistic with our current operating groups.  In doing so, we will create larger, more focused operating groups with even greater potential for profitable growth.  The execution of our Focused Diversity strategy has transformed Standex into a stronger company that is well positioned to grow profitably for the long-term and deliver enhanced value for shareholders1.”

Conference Call Details

In conjunction with this announcement, Standex will broadcast its conference call live over the Internet today, August 30, 2006, at 10:00 a.m. Eastern Time.  On the call, Roger Fix, president and CEO, and Christian Storch, CFO, will review the company’s financial results, and business and operating highlights.

Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com, at least 15 minutes prior to the event’s broadcast to download the necessary software.  To listen to the audio playback, please call 888-286-8010 in the U.S. or 617-801-6888 internationally; the passcode is 17775030.  In addition, a replay can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Air Distribution Products Group, Engineered Products Group, Engraving Group and Hydraulics Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China. For additional information, visit the company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are uncertainty in conditions in the mergers and acquisitions market generally, along with changes in the general domestic and international economic conditions including more specifically conditions in the automotive, aerospace, energy, housing and general transportation markets, market demand, the relative mix of products which impact margins and operating efficiencies, realization of the expected annual cost savings resulting from the implementation of Lean Enterprise techniques, continued ramp up and improved operations performance at the new facility in Mexico and expansion of sourcing and manufacturing activities in China as well as the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2005, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management’s estimates change.

CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except per share data)

	Three Months Ending		Year Ended
	June 30,		June 30,
	2006	2005	2006	2005
CONSOLIDATED SUMMARY OF INCOME

NET SALES	$153,391	$149,903	$589,938	$559,478

Income Before Taxes	$8,973	$6,667	$31,963	$29,857
Provision for Taxes	3,085	1,934	11,028	9,382
Income from continuing operations	5,888	4,733	20,935	20,475
Income/(loss) from discontinued operation
net of tax	937	1,424	2,208	3,168

Net Income	$6,825	$6,157	$23,143	$23,643

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.48	$0.38	$1.71	$1.67
Income/(loss) from discontinued operations	0.08	0.12	0.18	0.26
Total	0.56	0.50	1.89	1.93

Diluted
Income from continuing operations	$0.47	$0.38	$1.67	$1.65
Income/(loss) from discontinued operations	0.08	0.12	0.18	0.26
Total	0.55	0.50	1.85	1.91

SEGMENT DATA

NET SALES
Food Service Equipment Group	$63,495	$68,646	$245,104	$230,744
Air Distribution Products Group	30,773	30,202	129,328	129,628
Engraving Products Group	24,592	19,307	87,377	77,183
Engineered Products Group	23,642	21,906	85,104	87,126
Hydraulics Products Group	10,889	9,842	43,025	34,797
TOTAL	153,391	149,903	589,938	559,478

INCOME FROM OPERATIONS
Food Service Equipment Group	$5,512	$6,347	$18,771	$20,578
Air Distribution Products Group	2,162	326	11,089	7,424
Engraving Products Group	4,239	2,554	12,835	9,904
Engineered Products Group	2,686	2,583	9,281	12,102
Hydraulics Products Group	1,751	1,741	6,641	5,092
Restructuring	(72)	(1,869)	(930)	(2,668)
Other (expense)/income, net	(256)	1,672	410	1,672
Corporate	(5,271)	(4,607)	(19,346)	(18,277)
TOTAL	$10,751	$8,747	$38,751	$35,827

# # #